Exhibit 3.21
ARTICLES OF ORGANIZATION
OF
CST METRO LLC
A Michigan limited liability company
Dated: April 29, 2013
These Articles of Organization of CST Metro LLC (the “Company”) are being duly executed and filed pursuant to the provisions of Act 23, Public Acts of 1993, by the undersigned as the organizer of the company, under the Michigan Limited Liability Company Act, as amended.

1.	The name of the entity is:
CST Metro LLC

2.	The Company is a domestic limited liability company.

3.
The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which limited liability companies may be organized under the Michigan Limited Liability Company Act, as amended.

4.	The period of duration of the Company is perpetual.

5.
The name of the initial resident agent of the Company in the State of Michigan is The Corporation Company, and the street address of the location of the resident office of such initial registered agent is 30600 Telegraph Road, Bingham Farms, Michigan 48025.

6.	The Company will be managed by a manager or managers.

7.	The limited liability company is being formed pursuant to a plan of conversion. The name of the converting entity is Valero Diamond Metro, Inc.

8.	These Articles of Organization shall be effective as of 12:00 p.m. Eastern Standard Time on April 29, 2013.
[Signature page follows]

The undersigned signs these Articles of Organization as of the date set forth above.

By: /s/ Ethan Jones_________________
Ethan Jones
Organizer

[Signature Page to Articles of Organization of CST Metro LLC]

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